Exhibit 21.1

Conolog Corporation and Subsidiaries

Entity Name                                     Jurisdiction
-----------                                     ------------

Nologoc Corporation (d/b/a Atlas design)        New Jersey
Prime Time Staffing, Inc.                       New Jersey
Professional Temp Solutions, Inc                New York
Independent Computer                            New Jersey
   Maintenance Corporation

                      Conolog Corporation and Subsidiaries

                        Consolidated Financial Statements

                                  July 31, 2002

                           Annual Report on Form 10-K

                         Item 8, Item 14 (a)(1) and (2)

                        Consolidated Financial Statements

                            Year Ended July 31, 2002

                      Conolog Corporation and Subsidiaries

                             Somerville, New Jersey

                       Form 10-K - Item 14 (a) (1) and (2)
                 Index to the Consolidated Financial Statements
                      Conolog Corporation and Subsidiaries
                                  July 31, 2002

                                                                                                       Page
The following consolidated financial statements of the registrant are included in Item 14:

    Independent Auditors' Report....................................................................    F-1

     Consolidated Balance Sheet - July 31, 2002 .....................................................   F-2 - F-3

     Consolidated Statements of Operations - Years Ended July 31, 2002 and 2001......................   F-4

     Consolidated Statements of Stockholders' Equity  - Years Ended July 31,
         2002 and 2001                                                                                  F-5

     Consolidated Statements of Cash Flows - Years Ended July 31, 2002 and 2001......................   F-6 - F-7

     Notes to the Consolidated Financial Statements..................................................   F-8 - F-22

                          Independent Auditors' Report

To the Board of Directors of
Conolog Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Conolog Corporation and Subsidiaries as of July 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended July 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation and Subsidiary as of July 31, 2002, and the results of its operations and its cash flows for the years ended July 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

Bridgewater, New Jersey
October 15, 2002
(except for Subsequent Event Note,
as to which the date is October 25, 2002)

                      Conolog Corporation and Subsidiaries
                           Consolidated Balance Sheet
                                  July 31, 2002

        Assets
Current Assets
      Cash and equivalents                                                      $   316,499
      Accounts receivable - less allowance for doubtful accounts of $20,000         221,015
      Deferred tax asset                                                            200,297
      Inventories
        Finished goods                                                              725,887
        Work-in-process                                                              23,179
        Materials and supplies                                                      577,105
                                                                                -----------
           Total Inventory                                                        1,326,171
      Other current assets                                                           21,935
                                                                                -----------

           Total Current Assets                                                   2,085,917
                                                                                -----------

Property, Plant and Equipment
      Machinery and equipment                                                     1,337,458
      Furniture and fixtures                                                        476,088
      Computer software                                                             147,203
      Leasehold improvements                                                         30,265
                                                                                -----------
                                                                                  1,991,014
      Less accumulated depreciation and amortization                             (1,771,703)
                                                                                -----------
                                                                                    219,311
Goodwill, net of accumulated amortization of $46,027                                855,319
Other assets                                                                          3,300
                                                                                -----------

           Total Assets                                                         $ 3,163,847
                                                                                ===========

See notes to the consolidated financial statements.

                      Conolog Corporation and Subsidiaries
                           Consolidated Balance Sheet
                                  July 31, 2002

             Liabilities and Stockholders' Equity
Current Liabilities
      Accounts payable                                                                          $    177,883
      Accrued expenses                                                                                38,677
      Accrued legal fees                                                                             108,762
      Deferred revenue                                                                                14,891
      Accrued payroll                                                                                127,897
      Line of credit                                                                                 250,000
                                                                                                ------------

             Total Current Liabilities                                                               718,110
                                                                                                ------------

Stockholders' Equity
      Preferred Stock, par value $.50; Series A; 4% cumulative; 162,000
        shares authorized; 155,000 shares issued and outstanding                                      77,500
      Preferred Stock, par value $.50; Series B; $.90 cumulative; 50,000
        shares authorized; 1,197 shares issued and outstanding                                           597
      Common Stock, par value $0.01; 20,000,000
        shares authorized; issued 4,980,516 shares, including 2,203 shares held in Treasury           49,805
      Contributed Capital                                                                         20,494,003
      Retained (Deficit)                                                                         (17,880,488)
      Treasury Shares at Cost                                                                       (131,734)
      Subscription receivable                                                                        (93,750)
      Prepaid consultant services                                                                    (70,196)
                                                                                                ------------
        Total Stockholders' Equity                                                                 2,445,737
                                                                                                ------------

            Total Liabilities and Stockholders' Equity                                          $  3,163,847
                                                                                                ============

See notes to the consolidated financial statements.

                      Conolog Corporation and Subsidiaries
                      Consolidated Statements of Operations

                                                                                Year Ended July 31,
                                                                           ----------------------------
                                                                              2002             2001
                                                                           -----------      -----------
Service revenue                                                            $   873,326      $ 4,398,838
Product revenue                                                              1,746,578        1,681,480
                                                                           -----------      -----------
        Total Revenue                                                        2,619,904        6,080,318
                                                                           -----------      -----------

Costs of service revenue                                                       611,612        3,409,488
Costs of product revenue                                                       818,947          800,222
                                                                           -----------      -----------
        Total Cost of Revenue                                                1,430,559        4,209,710
                                                                           -----------      -----------

Gross Profit                                                                 1,189,345        1,870,608
                                                                           -----------      -----------

Selling, general and administrative                                          1,963,068        1,546,663

Research and development                                                       774,757               --
                                                                           -----------      -----------

        (Loss) Income From Operations                                       (1,548,480)         323,945
                                                                           -----------      -----------

Other Income (Expense)
      Interest income                                                            1,652           31,675
      Lawsuit settlement charges                                                    --         (325,000)
      Reserve for employee notes receivable - stock options                         --         (236,587)
      Interest expense                                                         (11,684)              --
      Write-off of obsolete or excess inventories                           (1,662,145)        (153,328)
      Employee bonus                                                          (432,359)        (289,556)
      Marketing, product development and amortization of product costs              --       (1,730,257)
      Legal fees                                                                    --         (403,343)
                                                                           -----------      -----------
        Total Other (Expense)                                               (2,104,536)      (3,106,396)
                                                                           -----------      -----------

Loss Before Income Taxes                                                    (3,653,016)      (2,782,451)

(Benefit from) Income Taxes                                                   (200,300)              --
                                                                           -----------      -----------

Net Loss                                                                   $(3,452,716)     $(2,782,451)
                                                                           ===========      ===========

Loss Per Common Share  - Basic                                             $     (0.91)     $     (1.24)
Loss Per Common Share -  Assuming Dilution                                 $     (0.91)     $     (1.24)

See notes to the consolidated financial statements.

                      Conolog Corporation and Subsidiaries
                 Consolidated Statement of Stockholders' Equity


                                                        Series A             Series B                             Contributed
                                                    Preferred Stock      Preferred Stock       Common Stock         Capital
                                                    ---------------      ---------------       ------------       -----------
Balance at July 31, 2000                                $77,500             $    597             $ 84,188         $17,739,479
Debt to equity conversion                                    --                   --                  828              74,172
Common shares issued to employees                            --                   --                4,784             764,772
Common shares issued to consultants                          --                   --                4,135             399,250
Common shares issued for commissions                         --                   --                  170              22,151
Common shares issued for services to be
provided                                                     --                   --                   --                  --
Purchase of treasury stock (at cost)                         --                   --                   --                  --
Sale of treasury stock                                       --                   --                   --              45,176
Additional shares issued for acquisition costs               --                   --                1,210             118,566
Amortization of consultant services                          --                   --                   --                  --
Net loss for the year                                        --                   --                   --                  --
Effect of 1-for-4 reverse stock split                        --                   --              (66,599)             66,599
Dividends                                                    --                   --                   --               4,180
                                                        -------             --------             --------         -----------
Balance at July 31, 2001                                $77,500             $    597             $ 28,716         $19,234,345
                                                        -------             --------             --------         -----------
Debt to equity conversion                                    --                   --                7,400             425,100
Common shares issued to employees                            --                   --                7,625             396,609
Common shares issued to consultants                          --                   --                3,310             247,817
Common shares issued for commissions                         --                   --                  190              11,820
Shares issued for services to be provided                    --                   --                1,064              69,132
Common shares issued for legal services                      --                   --                1,500             105,000
Amortization of consultant services                          --                   --                   --                  --
Net loss for the year                                        --                   --                   --                  --
Dividends                                                    --                   --                   --               4,180
                                                        -------             --------             --------         -----------
Balance at July 31, 2002                                $77,500             $    597             $ 49,805         $20,494,003
                                                        =======             ========             ========         ===========

                                                       Retained                                         Consultant         Total
                                                       Earnings                       Subscription   Services to be   Stockholders'
                                                       (Deficit)    Treasury Stock     Receivable        Provided         Equity
                                                       ---------    --------------    ------------   --------------   -------------
Balance at July 31, 2000                            $(11,636,961)      $(131,734)       $     --       $  (394,551)      5,738,518
Debt to equity conversion                                     --              --              --                --          75,000
Common shares issued to employees                             --              --              --                --         769,556
Common shares issued to consultants                           --              --         (93,750)               --         309,635
Common shares issued for commissions                          --              --              --                --          22,321
Common shares issued for services to be
provided                                                      --              --              --           (26,000)        (26,000)
Purchase of treasury stock (at cost)                          --        (113,725)             --                --        (113,725)
Sale of treasury stock                                        --         113,725              --                --         158,901
Additional shares issued for acquisition costs                --              --              --                --         119,776
Amortization of consultant services                           --              --              --           208,311         208,311
Net loss for the year                                 (2,782,451)             --              --        (2,782,451)
Effect of 1-for-4 reverse stock split                         --              --              --                --
Dividends                                                 (4,180)             --              --                --
                                                    ------------       ---------        --------       -----------     -----------
Balance at July 31, 2001                            $(14,423,592)      $(131,734)       $(93,750)      $  (212,240)    $ 4,479,842
                                                    ------------       ---------        --------       -----------     -----------
Debt to equity conversion                                     --              --              --                --         432,500
Common shares issued to employees                             --              --              --                --         404,234
Common shares issued to consultants                           --              --              --                --         251,127
Common shares issued for commissions                          --              --              --                --          12,010
Shares issued for services to be provided                     --              --              --           (70,196)             --
Common shares issued for legal services                       --              --              --                --         106,500
Amortization of consultant services                           --              --              --           212,240         212,240
Net loss for the year                                 (3,452,716)             --              --                --      (3,452,716)
Dividends                                                 (4,180)             --              --                --              --
                                                    ------------       ---------        --------       -----------     -----------
Balance at July 31, 2002                            $(17,880,488)      $(131,734)       $(93,750)      $   (70,196)    $ 2,445,737
                                                    ============       =========        ========       ===========     ===========


See notes to the consolidated financial statements

                      Conolog Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

                                                            Year Ended July 31,
                                                       ----------------------------
                                                          2002              2001
                                                       -----------      -----------
Cash Flows From Operating Activities
    Net Loss                                           $(3,452,716)     $(2,782,451)
    Adjustments to Reconcile Net Loss to Net Cash
      Used in Operating Activities
    Common stock for commissions                            12,009           22,321
    Common stock base compensation                         402,335          289,556
    Common stock for consulting fees                       355,348          283,635
    Amortization of prepaid consulting expense             191,419          208,311
    Depreciation and amortization                           92,108           70,265
    Bad debt expense                                        20,075          251,512
    Deferred income taxes                                  (38,837)         101,540
(Increase) Decrease in Operating Assets
    Accounts receivable                                    254,322          352,116
    Inventories                                          1,431,995          158,417
    Other current assets                                    35,973           63,351
    Other assets                                             4,216            2,567
Increase (Decrease) in Operating Liabilities
    Accounts payable                                        59,796           49,039
    Settlement payable                                    (325,000)         325,000
    Accrued expenses and other liabilities                 (43,097)         (65,492)
    Deferred revenue                                       (14,609)          29,500
    Deferred gain on sale of assets                        (10,083)         (60,500)
                                                       -----------      -----------
      Net Cash Used in Operating Activities             (1,024,746)        (701,313)
                                                       -----------      -----------
Cash Flows From Investing Activities
  Purchase of equipment and leasehold improvements         (58,083)        (121,010)
  Purchase of goodwill                                          --         (146,469)
                                                       -----------      -----------
      Net Cash Used in Investing Activities                (58,083)        (267,479)
                                                       -----------      -----------
Cash Flows From Financing Activities
  Proceeds from line of credit                             250,000               --
  Proceeds from employee note receivables                   50,339               --
  Proceeds from issuance of convertible debentures         432,500          100,000
  Proceeds from sale of treasury stock                          --          158,901
  Purchase of treasury stock                                    --         (113,725)
  Proceeds from issuance of stock options                       --          193,074
                                                       -----------      -----------
      Net Cash Provided by Financing Activities            732,839          338,250
                                                       -----------      -----------
 Net Decrease in Cash and Equivalents                     (349,990)        (630,542)
Cash and Equivalents at Beginning of Period                666,489        1,297,031
                                                       -----------      -----------
Cash and Equivalents at End of Period                  $   316,499      $   666,489
                                                       ===========      ===========

See notes to the consolidated financial statements.

                      Conolog Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:

                                                           Year Ended July 31,
                                                          ---------------------
                                                            2002         2001
                                                          --------     --------
  Taxes                                                   $    890     $    600
  Interest                                                  11,684           --

Noncash investing and financing activities:
  Conversion of debentures                                 432,500       75,000
  Common stock issued for prepaid consulting services       70,196       26,000
  Common stock issued for subscription receivable               --       93,750
  Common stock issued for goodwill                              --      119,776
  Deposit on asset purchase for goodwill                        --      494,360

See notes to the consolidated financial statements.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Organization

            Conolog Corporation (the "Company") is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies, and various branches of the military.

            The Company formed a wholly owned Subsidiary, Nologoc Corporation. In September 1998, Nologoc Corporation purchased the assets of Atlas Design, Incorporated. In January, 2001, Nologoc Corporation purchased the assets of Prime Time Staffing, Incorporated and Professional Temp Solutions Incorporated. Atlas Design, Prime Time Staffing and Professional Temp Solutions provide short-term and long-term qualified engineering and technical staff, as well as human resource consulting to various industries.

            During the year ended July 31, 2000, the Company formed a wholly owned Subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation ("ICM") and is currently operating under the trade name, ICM. ICM provides installation, maintenance, and troubleshooting of computer systems and networks.

      Principles of Consolidation

            The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

      Cash and Equivalents

            For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

      Inventories

            Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

      Property, Plant and Equipment

            Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Depreciation and amortization was $69,512 and $53,977 for the years ended July 31, 2002 and 2001, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

      Revenue Recognition

            Revenue for product sales are recognized at the time of shipment provided that collection of the resulting receivable is probable. Service revenue is generally recognized ratably over the period of the related contract.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

      Goodwill

            Goodwill represents the excess of the purchase price of companies acquired over the fair market value of their assets acquired by Nologoc Corporation and Lonogoc Corporation at the date of acquisition and is being amortized on the straight line method over 40 years. Amortization expense of goodwill charged to operations for July 31, 2002 and 2001 was $22,596 and $20,102, respectively.

      Advertising Costs

            Advertising costs are charged to operations when incurred. Advertising expense was $28,563 and $50,844 for the years ended July 31, 2002 and 2001, respectively.

      Securities Issued for Services

            The Company accounts for common stock issued for services by reference to the fair market value of the Company's stock on the date of stock issuance. Compensation, consulting and commission expense is recorded at the fair market value of the stock issued.

      Income Taxes

            Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

      Loss Per Share of Common Stock

            Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The number of shares used in the computations were 3,791,827 and 2,242,851 for 2002 and 2001 respectively. The effect of assuming the exchange of the warrants, Series A Preferred Stock and Series B Preferred Stock in 2002 and 2001 would be anti-dilutive.

      Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF BUSINESS AND CREDIT RISK

      At times throughout the year, the Company may maintain certain bank accounts in excess of FDIC insured limits.

      The company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

OPERATING LEASE COMMITMENTS

      The Company leases their facilities and various equipment under operating leases.

      Total rental expense for all operating leases of the Company amounted to approximately $64,607 and $60,312 during the years ended July 31, 2002 and 2001, respectively.

      The following is a schedule of future minimum rental payments (exclusive of common area charges) required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of July 31, 2002.

              Year Ending July 31,
                   2003                                  $    31,845
                                                         -----------
                   Total minimum payments required       $    31,845
                                                         ===========

INCOME TAXES

      The income tax (benefit) is comprised of the following:

                                                  July 31,
                                        ---------------------------
                                           2002             2001
                                        -----------      ----------
              Current Income Taxes
                   Federal              $        --      $       --
                   State                         --              --

              Deferred Income Taxes
                   Federal                       --              --
                   State                   (200,300)             --
                                        -----------      ----------
                                        $  (200,300)     $       --
                                        ===========      ==========

      In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D" Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2002, the Company entered into an agreement under which it sold a portion of its NOL carryover. The total estimated proceeds of this transaction was recorded as a benefit in the accompanying financial statements.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

INCOME TAXES, Continued

      A reconciliation between taxes computed at the federal statutory rate and the effective tax rate follows:

                                                                  July 31,
                                                             ----------------
                                                              2002      2001
                                                             -----      -----
              Federal statutory tax rate                     (34.0)%    (34.0)%

              Valuation Allowance on Net Operating Loss
                   Carryover                                  28.5       34.0
              Permanent and other differences                   --         --
                                                              ----       ----
                                                              (5.5)%       --%
                                                              ====       ====

      Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes.

      The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards.

      At July 31, 2002, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $13,842,557 and $6,544,405, respectively, which are available to offset future Federal and State taxable income, if any. The federal and state net operating loss carryforwards expire as follows:

                                                   Federal               State
                                                 -----------          ----------
              2006                               $        --          $  859,586
              2007                                        --              88,824
              2009                                        --           3,452,716
              2013                                   253,276                  --
              2014                                 1,232,010                  --
              2015                                   957,538                  --
              2017                                   550,752                  --
              2018                                 1,656,388                  --
              2019                                   859,696                  --
              2020                                 2,141,730                  --
              2021                                 2,738,451
              2022                                 3,452,716                  --
                                                 -----------          ----------
                                                 $13,842,557          $4,401,126
                                                 ===========          ==========

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

INCOME TAXES, Continued

      The Company's deferred tax asset is comprised of the following temporary differences:

                                                             Federal     State
                                                            ----------  --------
        Net operating losses and tax credit carryforwards   $4,700,000  $589,000
        Less: valuation allowance                            4,700,000   388,703
                                                            ----------  --------
             Net Deferred Tax Assets                        $       --  $200,297
                                                            ==========  ========

      The net change in the valuation allowance for the year ended July 31, 2002 was $1,183,163.

LINE OF CREDIT

      The Company has a $250,000 twelve month revolving line of credit with a bank expiring September 17, 2002. The line of credit bears interest at the prime rate. As of July 31, 2002, the Company had borrowed $250,000 on the line of credit. Subsequent to the year end, the Company entered into an agreement with the bank, whereby, the line of credit was extended through December 17, 2002.

PROFIT SHARING PLAN

      The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2002 and 2001.

      The Plan also provides an employee savings provision (401(k) plan) whereby eligible participating employees may elect to contribute up to 15% of their compensation to an investment trust. The Company contributes $2 for every $1 of the participant's elective contribution, up to 6% of the participant's compensation.

      The total expense for the above plan amounted to $70,037 and $68,907 for the years ended July 31, 2002 and 2001, respectively.

CAPITAL STOCK

      On April 17, 2001, the Board of Directors authorized a 1 for 4 reverse stock split of the Company's $.01 par value common stock.

      The Series A Preferred Stock provides 4% cumulative dividends, which were $102,183 ($0.64 per share) in arrears at July 31, 2002. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $1,200 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

      The Series B Preferred Stock provides cumulative dividends of $.90 per share which were $33,456 ($27.05 per share) in arrears at July 31, 2002. In addition, each five shares of Series B Preferred Stock is convertible into 1 share of Common Stock. The Company may redeem the Series B Preferred Stock at $15 per share plus accrued and unpaid dividends.

      The Company has reserved 155,059 shares of Common Stock for Series A and B Preferred Stock.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

WARRANTS

      The Company issued common stock purchase warrants separately and as a part of the previous offerings as follows:

                                           Exercise     Original      Extended
                             Number of    Price Per    Expiration    Expiration
          Date of Grant        Shares       Share         Date          Date
          -------------      ---------    ---------    ----------    ----------
             8/16/95          283,938       $6.00       8/16/98        8/02/02
             1/21/98          725,300       $6.00       8/30/02           --
             1/21/98          300,000       $5.25       8/02/02           --

      Subsequent to the year end, all of the above warrants had expired without being exercised.

CONVERTIBLE DEBENTURES

      The Company and CLOG II LLC (the "Optionee") entered into an Option Agreement, dated November 29, 2000, (the "Option Agreement"). Pursuant to the Option Agreement, the Company has granted an option to the Optionee to purchase convertible debentures of the Company having an aggregate principal amount of up to $2,040,000. Per the Option Agreement, the option shall terminate on November 29, 2002.

      The Optinee has the right to convert the principal amount of the debenture, or any portion thereof which is at least $25,000, into that number of shares of common stock of the Company, obtained by dividing the principal amount of the debenture by the conversion price of $0.68 per share. The Option Agreement provides that the voting power of any conversion shares owned by the Optionee will be voted in the same manner as shares voted by all other shareholders of the Company. Through the year ending July 31, 2001, the Optionee purchased $100,000 of convertible debentures and converted $75,000 of them into common stock.

      On July 12, 2002, the Company and the Optionee entered into an agreement, whereby, the remaining dollar amount of convertible debentures was reduced to $1,200,000. In addition, the agreement called for the conversion of the then $25,000 outstanding debenture at a reduced conversion price of $0.4166 per share.

MAJOR CUSTOMERS

      The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

                         Sales to Major         Number of         Percentage of
       Year Ended          Customers            Customers             Total
       ----------        --------------         ---------         -------------
          2002                 --                  --                  --
          2001             $1,231,840               3                  27%

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

COMMITMENTS AND CONTINGENCIES

      Employment Agreements

            On February 18, 1999 the Company amended the employment agreement, dated June 1, 1997, with Robert Benou, to serve as the Company's Chief Executive Officer through May 31, 2002. Pursuant to the agreement, Robert Benou's employment shall automatically renew on a year-to-year basis unless terminated by either party. Base salary under the agreement is $190,000 per annum with annual increases of $20,000. The agreement also calls for an annual bonus equal to 6% of the Company's income before income taxes as stated in its annual Form 10-K. Employee benefit plans, such as life, health, pension and other plans are provided under the agreement. The Company will also provide reimbursement of ordinary and necessary business expenses and a monthly car allowance. A noncompetition/nonsolicitation restriction applies for one year after termination of employment. Upon termination without cause, the agreement provides for severance compensation equal to 2.99 times the average annual compensation.

            The President of the Company entered into an employment agreement on June 1, 1997. The agreement is for a period of five years expiring May 31, 2002. Pursuant to the agreement, the President's employment shall automatically renew on a year-to-year basis unless terminated by either party. Also, pursuant to the terms of the agreement, the officer is to receive a base salary of $55,000 for the period June 1, 1997 through May 31, 1998 and an increase of $6,000 per annum for each twelve month period thereafter. The agreement also calls for an annual bonus equal to 3% of the Company's income before income taxes as stated in its annual Form 10-K. The Officer is entitled to participate in all general pension, profit-sharing, life, medical, disability and other insurance and executive benefit plans at any times in effect for executives of the Company, however, the Company is not obligated to establish or maintain any of the aforementioned executive benefit plans. The Company will also provide an automobile and reimburse the Officer for all ordinary and necessary business expenses. A noncompetition/nonsolicitation restriction applies for six months after termination of employment. Upon termination without cause the agreement provides for severance compensation equal to
            2.99 times the average annual compensation paid by the Company.

      Legal Matters

            In December 1998, the Company was named in two related litigations pending, one in the United States District Court for the southern district of New York and the other in Superior Court of New Jersey. The first of the pending litigations was commenced in 1993. The litigations relate to a dispute concerning real property acquired in 1984. While the property is near real property formerly owned by Conolog, Conolog was not a party to that transaction. The claim made against Conolog alleges that Conolog contributed to environmental contamination of the property acquired in 1984. During the fiscal year ending July 31, 2001, an agreement has been reached to settle both cases by payment of $150,000 from the Company to the plaintiff. The settlement is to be funded entirely by the Company's insurance carrier.

            In the third quarter of fiscal 1999, the Company reached an agreement in principle to purchase substantially all the stock or assets of Hallmark Temps, Inc. for use in conjunction with the Company's Atlas Design business. After discussions were terminated without an agreement having been reached, Conolog began doing business with an entity owned by a former employee of Hallmark. In October 1999, Hallmark filed a lawsuit in the Superior Court of New Jersey seeking a preliminary injunction and damages against the Company. Hallmark alleges that the Company breached a confidentiality agreement executed by the Company and Hallmark. The case was settled in August, 2001 for $325,000.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

COMMITMENTS AND CONTINGENCIES, Continued

      2002 Stock Option Plan

            On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan ("the 2002 Plan"). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee ('the Committee"). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fairmarket value of the shares on the date of grant.

            As of July 31, 2002, there have been no shares granted under the 2002 Plan.

      2000/2001 Stock Option Plan

            On December 26, 2000, the Board of Directors of the Company adopted the Conolog Corporation 2000/2001 Stock Option Plan (the "Option Plan"). The Option Plan is designed to permit the Company to grant either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. The maximum number of common shares of the Company which may be granted under the plan is 300,000. The exercise price for incentive stock options must be at least on hundred percent (100%) of the fair market value of the common stock as determined on the date of grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

            On April 23, 2001, the Company granted 300,000 options to purchase the Company's common stock at $1.60 per share. All options granted on this date were exercised.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

COMMON STOCK ISSUED FOR SERVICES

      Consulting Agreements

            On November 20, 2000, the Company entered into a 90-day agreement with World Alliance Consulting, Inc. ("World Alliance"), whereby World Alliance would provide public relations and consulting services to the Company. In consideration of such services, World Alliance received 75,000 shares of the Company's common stock.

            On June 12, 2001, the Company and Fengshui Consulting, Inc. entered into an agreement whereby, Fengshui Consulting, Inc. would provide public relations and consulting services to the Company through April 30, 2003. In consideration of such services, Fengshui Consulting, Inc. received 20,000 shares of the Company's common stock.

            On February 1, 2000, the Company entered into a six month agreement with National Financial Communications Corporation ("NFC"), whereby NFC would provide public relations, communications, advisory and consulting services to the Company. In consideration of such services, NFC received $10,000 upon the signing of the agreement and 25,000 shares of the Company's common stock, during the term of the agreement. On June 14, 2000, the Company and NFC extended their agreement though December 31, 2000. In remuneration of the contract extension, the Company granted NFC 12,500 shares of common stock, In a second contract extension dated June 1, 2001, the Company and NFC extended their agreement through April 30, 2003. In remuneration thereof, the Company granted NFC 26,000 shares of common stock.

            On February 1, 2000, the Company entered into a six month agreement with Robert Marks Co., Inc. ("Robert Marks"), whereby Robert Marks would act as a consultant to the Company. In consideration of such services, Robert Marks was granted 25,000 shares of common stock of the Company. On June 14, 2000, the Company and Robert Marks extended their agreement through June 30, 2001. In remuneration of the contract extension, the Company granted Robert Marks 12,500 shares of common stock of the Company.

            In March of 2000, the Company entered into a one year consulting agreement with Southern Origins, Inc. ("Southern Origins"). In consideration of the consulting services to be provided, the Company, at the signing of the agreement, granted Southern Origins 11,250 shares of the Company's common stock. In addition, the Company will grant Southern Origins 7,500 shares of the Company's common stock every ninety days, from the signing of the agreement. The agreement terminated February 16, 2001.

            In March of 2000, the Company entered into a one year consulting agreement with Eagle Consulting Services, LLC ("Eagle Consulting"). In consideration of the consulting services to be provided, the Company, at the signing of the agreement, granted Eagle Consulting 11,250 shares of the Company's common stock. In addition, the Company will grant Eagle Consulting 7,500 shares of the Company's common stock every ninety days, from the signing of the agreement. The agreement terminated February 16, 2001.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

COMMON STOCK ISSUED FOR SERVICES, Continued

            In March of 2002, the Company entered into a one year consulting agreement with Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC. In consideration of the consulting services to be provided, the Company, at the signing of the agreement, granted Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC, 45,000 shares each of the Company's common stock. As per the consulting agreements after 90 days 22,500 shares will be issued and after 180 days another 22,500 shares of the Company's common stock will be issued to Leeward Consulting Group, LLC., David Michael, LLC., Hannah Wolfson, LLC., and McFadden Group, LLC.

            In March of 2002, the Company entered into a one year consulting agreement with Heather Clinger. In consideration of the consulting services to be provided, the Company, at signing of the agreement, granted Heather Clinger 10,000 shares of the Company's common stock.

            Consulting expense is recorded at the fair market value at the date of grant and is amortized over the life of the contracts. Consulting expense for the years ended July 31, 2002 and 2001amounted to $373,786 and $491,946, respectively.

      Commission Agreement

            On February 1, 2000, the Company entered into a six month commission agreement with Scott Martone, Inc. and Scott Temps (Scott Martone), whereby, in addition to monetary remuneration, Scott Martone also received 12,500 shares of the Company's common stock at the signing of the agreement and 6,250 shares at the end of every ninety days, from the date of the signing. Pursuant to the contract, as the agreement has not been terminated by either party, it has been renewed through July 31, 2002.

      Employees

            During the years ended July 31, 2002 and 2002 the Company issued 759,000 and 163,500 shares of the Company's common stock, respectively, as additional remuneration to certain employees. Compensation expense was recorded at the average fair value of the stock at the time of issuance and amounted to $402,335 and $271,410, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

      Limitations

            Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

REPORTABLE SEGMENTS

      The Company's operations are classified into three principal reportable segments that provide different products or services.

                                       Electronic                     Computer
                                       Engineering     Engineering   System and
                                           and         & Technical     Network
                                      Manufacturing     Staffing     Consulting
                                      -------------    -----------   ----------

                                                Year Ended July 31, 2002
                                        --------------------------------------
          Sales                         $   833,454      $873,326     $913,124
          Net (loss) income              (3,509,129)       32,078       24,335
          Assets                          2,848,910       208,590      106,347

                                                Year Ended July 31, 2001
                                        --------------------------------------
          Sales                         $   695,823      $4,398,838   $985,657
          Net (loss) income              (3,199,259)      393,269       23,539
          Assets                          4,602,778       452,132      200,696

SUBSEQUENT EVENT

      On October 22, 2002 Conolog entered an agreement to rescind the Asset Purchase Agreement between Conolog and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and ICM agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to Natony Corp., the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note receivable for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, (the note is secured by a first mortgage on a condominium owned by the purchaser), and an unsecured note receivable for $137,350 ($150,000 less fees of $12,650) payable over 10 years beginning December 2004 bearing an interest rate of 5%.

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUBSEQUENT EVENT, Continued

      The following pro forma condensed balance sheet and statement of operations gives effect to the above event as if it occurred on July 31, 2002.

               Pro Forma Condensed Balance Sheet at July 31, 2002

                                                                           Pro Forma
                                                       As Reported in     Adjustments
                                                        Accompanying         for
                                                         Financial        Subsequent        Pro Forma
                                                         Statements          Event        Balance Sheet
                                                       --------------     -----------     -------------
                Assets
         Current Assets
            Cash                                         $  316,499       $  300,000       $  616,499
            Accounts receivable, net                        221,015                           221,015
            Deferred tax asset                              200,297                           200,297
            Inventories                                   1,326,171          (26,667)       1,299,504
            Note receivable                                      --           47,250           47,250
            Other current assets                             21,935                            21,935
                                                         ----------                        ----------
                Total Current Assets                      2,085,917                         2,406,500
                                                         ----------                        ----------
            Property, plant and equipment, net              219,311          (12,880)         206,431
            Goodwill, net                                   855,319         (532,981)         322,338
            Note receivable                                      --          240,100          240,100
            Other assets                                      3,300                             3,300
                                                         ----------                        ----------
                Total Assets                              3,163,847                         3,178,669
                                                         ==========                        ==========

                Liabilities and Stockholders' Equity
        Current Liabilities
            Accounts payable                                177,883                           177,883
            Accrued expenses                                 38,677                            38,677
            Accrued legal fees                              108,762                           108,762
            Deferred revenue                                 14,891          (14,891)              --
            Accrued payroll                                 127,897                           127,897
            Line of credit                                  250,000                           250,000
                                                         ----------                        ----------
                Total Current Liabilities                   718,110                           703,219
                                                         ----------                        ----------

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUBSEQUENT EVENT, Continued

                                                                                Pro Forma
                                                            As Reported in     Adjustment
                                                             Accompanying          for
                                                              Financial        Subsequent        Pro Forma
                                                              Statements          Event        Balance Sheet
                                                            --------------     ----------      -------------
Stockholders' Equity
    Preferred stock, Series A                                $     77,500                      $     77,500
    Preferred stock, Series B                                         597                               597
    Common stock                                                   49,805                            49,805
    Contributed capital                                        20,494,003                        20,494,003
    Retained (deficit)                                        (17,880,488)       29,713         (17,850,775)
    Treasury shares at cost                                      (131,734)                         (131,734)
    Subscription receivable                                       (93,750)                          (93,750)
    Prepaid consultant services                                   (70,196)                          (70,196)
                                                             ------------                      ------------
          Total Stockholders' Equity                            2,445,737                         2,475,450
                                                             ------------                      ------------

          Total Liabilities and Stockholders' Equity         $  2,445,737                      $  3,178,669
                                                             ============                      ============

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUBSEQUENT EVENT, Continued

      Pro Forma Condensed Statement of Operations as of July 31, 2002

                                                                  Pro Forma
                                             As Reported in      Adjustments
                                              Accompanying           for
                                               Financial         Subsequent         Pro Forma
                                               Statements           Event         Balance Sheet
                                             --------------     -------------     -------------
Service revenue                               $   873,326      $                   $   873,326
Product revenue                                 1,746,578          (929,685)           816,893
                                              -----------                          -----------
    Total Revenue                               2,619,904                            1,690,219
                                              -----------                          -----------

Costs of service revenue                          611,612                              611,612
Costs of product revenue                          818,947          (466,889)           352,058
                                              -----------                          -----------
    Total Cost of Revenue                       1,430,559                              963,670
                                              -----------                          -----------

Gross Profit                                    1,189,345                              726,549

Selling, general and administrative             1,963,068          (438,461)         1,524,607

Research and development                          774,757                              774,757
                                              -----------                          -----------

    Loss From Operations                       (1,548,480)                          (1,572,815)
                                              -----------                          -----------

Gain from discontinued operations                      --            29,713             29,713
Total Other Expense                            (2,104,536)                          (2,104,536)
                                              -----------                          -----------
Loss Before Income Taxes                       (3,653,016)                          (3,647,638)

(Benefit from) Income Taxes                      (200,300)                            (200,300)
                                              -----------                          -----------

    Net Loss                                  $(3,452,716)                         $(3,447,338)
                                              ===========                          ===========

Loss Per Common Share - Basic                 $     (0.91)                         $     (0.94)
Loss Per Common Share - Assuming Dilution     $     (0.91)                         $     (0.94)

                      Conolog Corporation and Subsidiaries
                 Notes to the Consolidated Financial Statements

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations" (FAS 141), which supercedes Accounting Principles Board (APB) Opinion No. 16. FAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. In addition, FAS 141 established criteria for the recognition of intangible assets separately from goodwill.

Also, in June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets," ("FAS 142"). As a result of this new standard, goodwill will no longer be amortized, but will be tested annually for impairment beginning in fiscal year ending July, 2003. Goodwill impairment testing will require that the Company make judgments concerning future cash flows and appropriate discount rates. The Company is unable to estimate the impact of the adoption of this standard because the transitional impairment testing required by FAS 142 has not yet been completed.

In August 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations", ("FAS 143"). This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. FAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect that the adoption of this statement will have a material impact on the Company's results of operations, financial position or cash flows.

In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("FAS 144"), which supercedes Statement No. 12, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." FAS 144 applies to all long-lived assets, including discontinued operations, and consequently amends APB opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on Statement No. 121, FAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. FAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, Statement No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of Statement No. 144 will not have a material impact on the Company's results of operations, financial position or cash flows.